Exhibit 99.1

Blue Star Foods Announces Closing of $5 Million Public Offering

Miami, FL, Sept. 11, 2023 (GLOBE NEWSWIRE) — Blue Star Foods Corp., (“Blue Star,” the “Company,” “we,” “our” or “us”) (NASDAQ: BSFC), today announced the closing of its previously announced public offering of an aggregate of 10,741,139 shares of its common stock (or common stock equivalents), together with accompanying common stock warrants, at a public offering price of $0.4655 per share (or common stock equivalent) and accompanying warrants. Each share of common stock (or common stock equivalent) was offered in the offering together with a Series A-1 warrant to purchase one share of common stock at an exercise price of $0.4655 per share and a Series A-2 warrant to purchase one share of common stock at an exercise price of $0.4655 per share. The Series A-1 warrants will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the warrants and will expire five years thereafter, and the Series A-2 warrants will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the warrants and will expire eighteen months thereafter. Total gross proceeds from the offering, before deducting the placement agent’s fees and other offering expenses, were approximately $5 million.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The Company intends to use the net proceeds from this offering for general corporate purposes and repayment of certain outstanding debt.

The securities described above were offered pursuant to a registration statement on Form S-1 (File No. 333-273525), which was declared effective by the Securities and Exchange Commission (the “SEC”) on September 7, 2023. The offering was made only by means of a prospectus forming part of the effective registration statement relating to the offering. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Blue Star Foods Corp. (NASDAQ: BSFC)

Blue Star Foods Corp. is an integrated ESG seafood company that processes, packages and sells high-value seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. The Company also owns and operates the oldest continuously operating RAS full grow-out salmon farm in North America. The Company is based in Miami, Florida, and its corporate website is: https://bluestarfoods.com.

Forward-Looking Statements:

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words, and include, among other things, statements relating the anticipated use of proceeds from the offering and the receipt of shareholder approval under Nasdaq rules in connection with the warrants. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans, including market and other conditions. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Investors@bluestarfoods.com